Global Partner Agreement

Mr. James Robertson

Dear James:

         AMVESCAP Group Services, Inc. (the "Company"), part of the AMVESCAP Group, wishes to employ you as a Global Partner under the terms and conditions set forth in this letter. The term "Global Partner" is used throughout the AMVESCAP Group to refer to the most senior group of officers and employees. The purpose of this letter is to articulate the terms and conditions of your employment. This letter agreement also extinguishes and replaces your previous Global Partner Agreement.

         It is important to note at the outset that both the Company and AMVESCAP Group consider you an important part of its continued success. Further, please note that under the terms of this letter agreement, which is a binding contract, neither the Company nor you has any right to terminate the employment relationship except as set forth below.

1.       Duties Of Employment

         You agree to perform the duties assigned to you by the Company as more specifically stated in an attachment to this letter. The attachment may be modified in the future if you and the Company agree in writing. You understand and agree that during your employment relationship with the Company, you are not allowed, without proper prior approval, to perform any business activities for any person or entity other than the Company or another company that is part of the AMVESCAP Group. Of course, if you obtain the Company's prior written approval, you may perform other business activities.

         It is your obligation to comply with all Company policies and procedures, including those set forth in any Code of Ethics and other materials distributed by the Company to its employees. Further, you agree to comply with all applicable rules and regulations that pertain to the Company's business.

         As a Global Partner you have important duties to the Company: the duty to refrain from dealing in your self interest above that of the Company's, the duty to disclose any information that indicates that you may be exposed to a conflict of interests, the duty of loyalty, and the duty to refrain from using the Company's business opportunities for your own benefit. These fiduciary obligations and others arise because of the unique trust and confidence the Company places in you as a Global Partner.


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         2. Compensation

         Your annual salary is set forth in an attachment to this letter. You will also receive certain bonuses and stock awards as approved from time to time by the Company. The attachment may be modified in the future as agreed by you and the Company in writing.

         3. Term

         The term of your employment relationship with the Company shall be for one year from the date of your signature on this letter. This teFIl1 will automatically renew at the end of the initial term for another year and will continue to renew every year, unless your employment is terminated in a manner specified below. In no event will the term of your employment relationship with the Company be less than the unexpired period of any notice of intent to terminate given as set forth below. Your employment can only be terminated as specifically set forth below.

                  A. Termination Effective After Expiration of Notice Period

         Either you or the Company may terminate the employment relationship at any time during the initial term or any renewal, upon 12* (see Note) months written notice to the other party. Notice of intent to terminate will be considered given upon mailing or actual receipt, whichever occurs first. Whether you or the Company give the notice of termination, your employment will continue for the entire notice period. The effective date of the termination of the employment relationship will be the last day of the notice period.

[Note: The Company is willing to agree to a minimum four month notice period, but will accept up to twelve months as a reasonable notice period. Please fill in and initial the notice period that you desire. If you do not designate a number of months in the blank or if you designate a number less than four months, you are agreeing to the default notice period of four months.]

                  B. Termination by Mutual Agreement

         You and the Company can, effective immediately, terminate the employment relationship without cause or notice, but such a mutual termination will only be effective if you and the Company both agree to the termination in writing. Such an agreement must be signed by the Chief Executive Officer of the Company to be effective.

                  C. Termination with Cause

         Your employment may be terminated effective. immediately upon written notice if the Company believes in good faith that you engaged in the following conduct:

          1. After written notice, any continuing violation of this agreement or Company policies or procedures;
          2.        Your conviction of committing a criminal act;

          3. Any violation of law or regulation related to the business of the Company or affecting your ability to perform your duties;
          4.        Your bankruptcy or insolvency.

          You may terminate your employment effective immediately if the Company, after written notice, has engaged in any continuing violation of this letter agreement and has not cured such violation within a reasonable period of time.

                  D. Termination Due to Death or Disability

         In the event of your death, or disability to the extent that you cannot perform the essential functions of your position with reasonable accommodation, your employment will be terminated effective on the last day of the month that such death or disability occurs. We mutually recognize that the Company has a disability plan that is separate from this letter agreement.

         4. Confidential Information

         A critical aspect of your position is your access to trade secret, proprietary, and confidential information. For example, your knowledge of the exact amounts and holdings of Company-related investment positions is confidential. While some of that information may eventually be made public, the information is extremely sensitive and is to be treated as confidential until it is released. Likewise, computer models and programs developed by the Company or purchased by it are proprietary and confidential. Other information the Company possesses as trade secrets or confidential information include its marketing strategies, marketing plans, compensation arrangements, benefit plans, and ideas and inventions of its employees.

          These are simply examples of the types of information the Company considers trade secret and/or confidential. As time passes, the Company will no doubt develop new categories of information it considers trade secret and/or confidential. As this occurs, the Company will identify such new categories of information and remind you of your obligation to treat it as confidential. The importance of all of the types of information identified here is that the Company's competitors do not have permitted access to this information and are thus unable to use it to compete with the Company. Accordingly, these types of information create a competitive advantage for the Company and are economically valuable. Thus, you agree not to disclose or use any of the Company's trade secret and/or confidential information for your own benefit or the benefit of anyone other than the Company, during your employment or for six (6) months after the effective date of the termination of your employment relationship with the Company.

         5. Company Employees And Customers

         You agree that, in the event of the termination of the employment relationship between you and the Company, you will not solicit or hire any Company employees for a period of six (6) months after the effective date of the termination of your employment relationship with the Company. Further, you agree that you will not solicit the business relationships you developed or acquired while working for the Company or another company affiliated with the AMVESCAP

Group for a period of six (6) months after the effective date of the termination of your employment.

         6. Inventions And Ideas

          Since the Company is paying you for your time and efforts, you agree that all information, ideas, and inventions you develop while employed by the Company related in any way to the Company's business, are the sole property of the Company. This includes all investment models, processes, and methodologies you develop while employed by the Company. Indeed, one of the reasons for your employment is the creation of such ideas. This information is confidential and trade secret information as discussed above. You understand that the Company may seek to patent or to obtain trademark or copyright protection related to such information, ideas, and inventions, and that, if necessary, you will assign any interest you may have in such information, ideas, and inventions you develop to the Company.

         7. Return of Company Property

         Upon the termination of your employment, you agree to return all property of the Company. To the extent such property is information of which you have detailed knowledge but no electronic or other documents containing such information, you agree to itemize such information in writing for the Company prior to the effective date of the termination of your employment.

         8. Assignment

         You agree that this letter agreement may be assigned to any other entities in the AMVESCAP Group, or to any successor company by acquisition of either the Company's stock or its assets. In the case of such an assignment by the Company, you understand and agree that you would continue to be bound by this letter agreement. No such assignment, without your consent, shall require you to change your duties or to move from your principal residence.

         9. Choice of Law and Forum

         We agree that, in the event of a disagreement between you and the Company about any aspect of your employment with the Company or this letter agreement, Georgia substantive law, without regard to Georgia's choice of law rules, will govern any litigation or proceeding brought by either party. You also agree that any litigation or proceeding shall be brought in Fulton County, Georgia in either state or federal court, as appropriate.

         10. Notice

         We agree that any notice that is to be given under this letter agreement is properly given when delivered in person, by certified mail, or by over night delivery such as Federal Express.

         11. Prior Agreements

         This letter agreement extinguishes and replaces any previous written employment agreement between you and the Company.

         We are very grateful for the significant contributions you are making to the Company and look forward to working with you in the future.


                                               Sincerely,

                                               AMVESCAP Group Services, Inc.

                                               By:      /s/ Charles W. Brady
                                                  ------------------------------
                                                            [Title]


Accepted       1/5/01
         ---------------------------
                  Date

  /s/ James I. Robertson
------------------------------------
         Global Partner

                                  Attachment A
                                       to
                            Global Partner Agreement


         Attachment A to the Global Partner Agreement, dated January 3, 2001, between James I. Robertson and AMVESCAP Group Services, Inc.


Effective Date of Attachment:       April 29, 2004

Duties:                             Chief Financial Officer of AMVESCAP PLC

                                    Chief Executive Officer of AMVESCAP Group
                                        Services, Inc.

Base Salary:                        $400,000




AMVESCAP Group Services, Inc.



By:  /s/ Charles W. Brady
    ---------------------------
Typed Name: Charles W. Brady
Title:  Chairman



Global Partner:


     /s/ James I. Robertson
-------------------------------
Typed Name: James I. Robertson